KLONDEX REPORTS RECORD QUARTERLY PRODUCTION OF 51,833 GEOs;
2017 PRODUCTION GUIDANCE INCREASED ~36% FROM PRIOR YEAR

Vancouver, BC - January 18, 2017 - Klondex Mines Ltd. (TSX: KDX; NYSE MKT: KLDX) (“Klondex” or the “Company”) is pleased to report its fourth quarter and 2016 full year operating results as well as selected operating guidance for 2017. Below is a table summarizing key operating highlights for the Company.

Fourth Quarter and 2016 Full Year Operating Results

	Three months ended December 31, 2016					Twelve months ended December 31, 2016
	Fire Creek	Midas	Nevada Total	True North	Total	Fire Creek	Midas	Nevada Total	True North	Total
Ore tons milled	27,721	53,809	81,530	63,962	145,492	120,553	190,982	311,535	95,710	407,245
Average gold equivalent mill head grade (oz/ton)(1)	1.07	0.32	0.57	0.14	0.38	0.91	0.27	0.52	0.11	0.42
Average gold mill head grade (oz/ton)	1.06	0.21	0.50	0.14	0.34	0.90	0.17	0.45	0.11	0.37
Average silver mill head grade (oz/ton)(2)	0.80	7.87	5.46	—	3.06	0.77	8.13	5.28	—	4.04
Average gold recovery rate (%)	93.8%	93.5%	93.7%	93.4%	93.6%	93.6%	93.9%	93.7%	92.7%	93.6%
Average silver recovery rate (%)(2)	84.4%	83.9%	84.0%	—%	84.0%	86.6%	86.7%	86.7%	—%	86.7%
Gold equivalent produced (ounces)(1)	27,873	15,391	43,264	8,445	51,833	102,352	47,747	150,099	10,198	160,457
Gold produced (ounces)	27,613	10,537	38,150	8,433	46,583	101,286	29,824	131,110	10,187	141,297
Silver produced (ounces)	18,729	355,317	374,046	853	374,899	80,593	1,345,989	1,426,582	853	1,427,435
Gold equivalent sold (ounces)(1)	27,342	13,162	40,504	7,028	47,656	99,986	50,082	150,068	8,028	158,260
Gold sold (ounces)	27,035	8,354	35,389	7,016	42,405	98,723	31,777	130,500	8,016	138,516
Silver sold (ounces)	22,103	351,946	374,049	853	374,902	95,454	1,374,685	1,470,139	853	1,470,992
(1) Gold equivalent ounces ("GEO") and grades are computed as the applicable gold ounces/grade plus the silver ounces/grade divided by a GEO ratio. GEO ratios are computed by dividing the average realized gold price per ounce by the average realized silver price per ounce received by the Company in the respective period. Preliminary GEO ratios for each respective segment are as follows:

GEO Ratio	72.1	73.2	72.4	71.3	71.4	75.6	75.1	74.7	73.1	74.5
(2) The Company does not track this silver statistic at True North due to silver being trivial to that operation.

Nevada Operations:
The Company’s operations at Fire Creek and Midas produced a record 43,264 gold equivalent ounces ("GEOs") during the fourth quarter, bringing the full year 2016 Nevada production total to 150,099 GEOs, slightly above the top end of the Company’s guidance of 145,000 to 150,000 GEOs. Fourth quarter production benefited from planned higher grades at both Fire Creek and Midas as well as planned higher mining rates. As expected, the development work performed in the third quarter positioned the Company to execute on its mine plans in the fourth quarter. Specifically, as planned, Fire Creek produced 53% more ore tons at 65% higher grades due to additional longhole stoping. Midas realized a reduction of 15% in longhole silling and stoping mining widths which improved mined head grades by approximately 22% in the fourth quarter.

Canadian Operations:
The True North mine in Manitoba, Canada produced 8,445 and 10,199 GEOs for the fourth quarter and full year, respectively, in line with the Company’s guidance of 8,000 to 12,000 GEOs. During the fourth quarter, the Company stopped the Tailing Reprocessing Project for the winter and began processing the stockpiled ore from the mine.

2017 Guidance:
The Company expects to produce between 210,000 and 225,000 GEOs during 2017 at an expected cash cost of $680 to $710 per GEO sold. This represents an increase in GEOs sold of approximately 37% from the prior year as the Company benefits from bulk sampling production at its Hollister project in Nevada as well as higher production from its True North mine in Canada as ramp-up continues. Fire Creek and Midas’ 2017 production is expected to be in line with the prior year.

The Company also expects its 2017 capital expenditures ("CapEx") to be between $57 and $62 million with an additional $3 to $5 million to be spent on exploration. The majority of the capital is expected to be spent at Fire Creek as the Company continues underground expansion in the form of primary access development and advancement of a second portal. The Company also expects to spend $7 to $9 million at its newly acquired Hollister project in Nevada as it commences its bulk sampling mining program and an underground definition drill program in the Gloria zone.
Below is a table summarizing key 2017 operating guidance for the Company.

	GEO Production		Cash Costs per GEO Sold(1)		CapEx ($M)
	Low	High	Low	High	Low	High
Midas	42,000	45,000	$925	$950	$11	$12
Midas Mill	—	—	—	—	$4	$5
Fire Creek	97,000	100,000	$475	$500	$27	$29
Hollister(2)	30,000	35,000	$935	$960	—	—
Nevada Total	169,000	180,000	$670	$700	$42	$46
True North(3)	41,000	45,000	$725	$750	$15	$16
Consolidated Total	210,000	225,000	$680	$710	$57	$62

	Low	High
Corporate G&A ($M)	$15	$17
Hollister Development ($M)	$7	$9
Regional Exploration Expense ($M)	$3	$5
All-in Costs per Gold Oz Sold(1)	$1,070	$1,130
(1) This is a non-GAAP measure; refer to the Non-GAAP Performance Measures section of this Press Release for additional detail.
(2) Hollister is an exploration stage mineral property and as such, production refers to the estimated quantities resulting from the process of extracting mineralized materials from the earth and treating that material in the mill/concentrator, yielding concentrates containing metals.

(3) Based on an estimated CDN:US dollar exchange rate of 0.75:1.
Mr. Paul Huet, President and CEO commented, “The evolution of Klondex continues and 2016 was a banner year in many ways. Most importantly, we extended our streak of no lost time accidents at any of our operations and we ended the year on a high note producing a record 51,833 GEOs for the quarter, in line with our mine plans.” Mr. Huet continued, “We are excited to enter 2017 with four mines and three mills in Nevada and Canada. Fire Creek and Midas continue to be our flagship operations. We are also pleased with the progress thus far at True North in Canada and the recently acquired Hollister project in Nevada. We are well positioned for yet another record year in 2017.”
About Klondex Mines Ltd. (www.klondexmines.com)
Klondex is a well-capitalized, junior-tier gold and silver mining company focused on exploration, development, and production in a safe, environmentally responsible, and cost-effective manner. The Company has 100% interests in three producing mineral properties: the Fire Creek Mine and the Midas Mine and ore milling facility, both of which are located in the state of Nevada, USA, and the True North Gold Mine (formerly the Rice Lake Mine) and mill in Manitoba, Canada. The Company also has 100% interests in two recently acquired projects, the Hollister mine and the Aurora mine and ore milling facility (formerly known as Esmeralda), also located in Nevada, USA.

Webcast and Conference Call
Klondex will report its 2016 financial results after market close on Wednesday, March 15, 2017. A conference call and webcast will be held the following morning on Thursday, March 16, 2017 at 10:30 am ET/7:30 am PT. The conference call telephone numbers are listed below:
Canada & USA Toll Free Dial In: 1-800-319-4610
Toronto: +1 1-416-915-3239
International: +1-604-638-5340
Callers should dial in 5 to 10 minutes prior to the scheduled start time and ask to join the Klondex call. The webcast will be available on the Company's website or by clicking: http://services.choruscall.ca/links/klondex20170316.html

For More Information
John Seaberg
Senior Vice President, Investor Relations & Corporate Development
O: 775-284-5757
M: 303-668-7991
Send a Message to John Seaberg

Qualified Person
Scientific and technical information in this press release has been reviewed and approved by Brian Morris (AIPG CPG-11786), a “qualified person” within the meaning of NI 43-101.

Cautionary Note Regarding Forward-looking Information
This news release contains certain information that may constitute forward-looking information or forward-looking statements under applicable Canadian and United States securities legislation (collectively, “forward-looking information”), including but not limited to the Company’s achievement of the full-year projections for ounce production and production costs, the Company’s ability to meet annual operations estimates, and the Company’s capital addition expenditures. This forward-looking information entails various risks and uncertainties that are based on current expectations, and actual results may differ materially from those contained in such information. These uncertainties and risks include, but are not limited to, the strength of the global economy; the price of gold; operational, funding and liquidity risks; the degree to which mineral resource estimates are reflective of actual mineral resources; the degree to which mineral reserve estimates are reflective of actual mineral reserves; the degree to which factors which would make a mineral deposit commercially viable are present; the risks and hazards associated with underground operations; and the ability of Klondex to fund its substantial capital requirements and operations. Risks and uncertainties about the Company’s business are more fully discussed in the Company’s disclosure materials filed with the securities regulatory authorities in Canada and United States available at www.sedar.com and www.sec.gov, respectively. Readers are urged to read these materials. Klondex assumes no obligation to update any forward-looking information or to update the reasons why actual results could differ from such information unless required by law.

Non-GAAP Performance Measures
We have included the non-GAAP measures “Production cash costs per gold equivalent ounce sold” and “All-in costs per gold ounce sold” in this press release (together, the “Non-GAAP Measures”). These Non-GAAP Measures are used internally to assess our operating and economic performance and to provide key performance information to management. We believe that these Non-GAAP Measures, in addition to conventional measures prepared in accordance with GAAP, provide investors with an improved ability to evaluate our performance and ability to generate cash flows required to fund our business. These Non-GAAP Measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. These Non-GAAP Measures do not have any standardized meaning prescribed under GAAP, and therefore may not be comparable to or consistent with measures used by other issuers or with amounts presented in our financial statements.

Our primary business is gold production and our future development and current operations primarily focus on maximizing returns from such gold production. As a result, our Non-GAAP Measures are calculated and disclosed on a per gold ounce basis.

Production Cash Costs per Gold Equivalent Ounce Sold presents our cash costs associated with the production of gold equivalent ounces and, as such, non-cash depreciation and depletion charges are excluded. With respect to Hollister, production refers to the estimated quantities resulting from the extraction and processing of mineralized materials. Production cash costs per gold equivalent ounce sold is calculated on a per gold equivalent ounce sold basis, and includes all direct and indirect operating costs related to the physical activities of producing gold, including mining, processing, third-party refining expenses, on-site administrative and support costs, and royalties (State of Nevada net proceeds and other such taxes are excluded). Gold equivalent ounces are computed as the number of silver ounces required to generate the revenue derived from the sale of one gold ounce, using average realized selling prices.

All-In Costs Per Gold Ounce Sold includes costs which reflect the varying costs of producing gold over the life-cycle of a mine or project. Our calculation of all-in costs per gold ounce sold is consistent with the June 2013 guidance released by the World Gold Council, a non-regulatory, non-profit market development organization for the gold industry. All-in costs per gold ounce sold includes all: (1) direct and indirect operating cash costs related to the physical activities of producing gold, including mining, processing, third-party refining expenses, on-site administrative and support costs, and royalties, (2) general and administrative expenses, (3) decommissioning provision accretion, (4) exploration expenses, (5) development and construction costs, and (6) both sustaining and non-sustaining capital expenditures, the total of which is reduced for revenues earned from silver sales. Certain cash expenditures, including State of Nevada net proceeds and other related taxes, federal tax payments, and financing costs are excluded from the computation of all-in costs per gold ounce sold.

Klondex has not reconciled forward-looking full year non-GAAP performance measures contained in this news release to their most directly comparable GAAP measures, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K. Such reconciliations would require unreasonable efforts at this time to estimate and quantify with a reasonable degree of certainty various necessary GAAP components, including for example those related to future production costs, realized sales prices and the timing of such sales, timing and amounts of capital expenditures, metal recoveries, and corporate general and administrative amounts and timing, or others that may arise during the year. These components and other factors could materially impact the amount of the future directly comparable GAAP measures, which may differ significantly from their non-GAAP counterparts.